UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2007
(Date of earliest event reported)

Timeline, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	1-13524	31-1590734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Seventh Avenue, Ste. 2100 Seattle, Washington (Address of Principal Executive Offices)	98101 Zip Code

(206) 357-8422

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 15, 2007, Timeline, Inc. entered into a Confidential Settlement Agreement with Microsoft Corporation and ProClarity Corporation in settlement of (a) Timeline’s patent infringement lawsuit filed against Microsoft and ProClarity in United States District Court for the Western District of Washington, at Seattle, No. CV 05-1013 JLR, and (b) Timeline’s breach of contract lawsuit filed against Microsoft in King County Superior Court for the State of Washington, at Seattle, No. 07-2-18149-1-SEA (collectively, the “Actions”). Also on October 15, 2007, in connection with the Settlement Agreement, Timeline entered into a Confidential Patent License Agreement with Microsoft. The effective date for both the Settlement Agreement and the Patent License Agreement is October 16, 2007.

Pursuant to the Settlement Agreement, the parties agreed to dismiss, with prejudice, their respective claims and counterclaims against each other asserted in the Actions. The parties further agreed to release and discharge each other from any claims existing as of the effective date with respect to the Actions or related to the facts and circumstances asserted in the Actions. In addition, Timeline agreed to release and discharge customers of Microsoft and ProClarity for liability for patent infringement, to the extent set forth in the Patent License Agreement. The Settlement Agreement is not an admission of liability by any party with respect to the Actions.

Under the Settlement Agreement, Microsoft agreed to pay Timeline a one-time payment of $5 million within 14 days as consideration for entering into the Settlement Agreement and the Patent License Agreement. The net proceeds to Timeline from this amount will be reduced by payment of its 45% contingent attorneys’ fees and other expenses of the litigation.

Pursuant to the Patent License Agreement, and subject to receipt of Microsoft’s payment, Timeline granted Microsoft and its affiliates a worldwide, irrevocable, non-exclusive, perpetual, and royalty free license to Timeline’s patents that were the subject of the Actions (including U.S. Patent Nos. 5,802,511, 6,023,694, 6,026,392, 6,625,617 and 6,631,382) for use in connection with Microsoft’s products and services. In general terms, the license rights to Timeline’s patents extend to, among other things, (a) the manufacture, use, sale, supply, and commercialization of Microsoft’s products and services, both directly and as components for use in their intended manner in other products and services, and (b) the combination of Microsoft’s products and services with other products and services, subject to certain limitations. In addition, Timeline granted to Microsoft’s and its affiliates’ distributors, dealers and customers a worldwide, irrevocable, non-exclusive, perpetual, and royalty free license under Timeline’s patents in connection with products and services that are needed to communicate or interface with Microsoft’s products and services. The term of the Patent License Agreement continues until the last of the licensed patents expires and is no longer enforceable.

The foregoing is a summary of some of the material terms of the Settlement Agreement and Patent License Agreement, and is qualified by reference to the complete terms and conditions of the respective agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMELINE, INC.

Date: October 19, 2007	By:	/s/ Charles R. Osenbaugh
Charles R. Osenbaugh Chief Executive Officer and President